EXHIBIT 99.3

FOR IMMEDIATE RELEASE:

CHINATEL ACQUIRES 51% STAKE IN 34,000 KM OF FIBER OPTIC CABLE IN CHINA

Agreement positions ChinaTel for future market share growth in an important sector of China’s growing wireless market

SAN DIEGO, CA – November 16, 2010 – ChinaTel Group, Inc. (“ChinaTel”) (OTCBB: CHTL) announces that it has entered into two related stock subscription and shareholder agreements with Shanghai Ying Yue Network Technology Ltd (“YYNT”) and Azur Capital (“Azur”) under which ChinaTel will control approximately 34,000 km of fiber optic cable that connects all major population centers within the People’s Republic of China (PRC).  ChinaTel is investing 9 million shares of its Series A common stock and financing $7 million towards equipment and services sufficient to upgrade the first 9,000 km of the fiber for transmission of data to a 100GB standard.

The business model of the new venture is to charge tariffs to telecommunications operators, meeting the growing demand for increased data transmission capacity as networks evolve to 4G platforms.  ChinaTel will use the fiber for its own wireless broadband projects, and the venture will sell excess capacity to other operators.

“This acquisition will allow ChinaTel to control its own destiny as to all its current and future broadband operations in China,” observed ChinaTel’s CEO George Alvarez.  “A fiber backbone network is the central nervous system that supports the last mile wireless solutions ChinaTel is deploying.  Transport and interconnection fees typically represent 20-35% of total network operating costs.  ChinaTel has not only secured control over one of the major costs of the networks it will operate as a joint venture partner, but has also created a revenue source that is independent of those relationships, through the sale of excess data transmission capacity to other operators, including major incumbent operators such as China Mobile, China Unicom and China Telecom, other 3.5 GHz wireless operators, and other ISP license holders.”

ChinaTel will begin work immediately on the engineering needed to develop a request for proposal so that an equipment contract for the first 9,000 km can be awarded.  ChinaTel expects to award the contract to ZTE Corporation, who will finance 85% of the equipment under the global strategic partnership between ChinaTel and ZTE.  The cost to upgrade the balance of the 34,000 km of backbone fiber is expected to be paid for out of transport fee revenues from the first 9,000 km.  In addition to the nationwide backbone, YYNT owns and has granted the venture an option to purchase metro rings of fiber in many major metropolitan areas.

The transaction has been structured with a goal to allow ChinaTel to report the results of the venture’s operations on ChinaTel’s consolidated financial statements in the same manner as its other subsidiaries.  ChinaTel will own 49% of the PRC-based company that will own the fiber, but will control that entity’s board of directors.  YYNT will have the right to appoint all five directors, three of whom will irrevocably be at the request of ChinaTel.  ChinaTel will also own 51% of a Cayman Islands-based parent company and its PRC-based subsidiary, a wholly foreign owned enterprise (WFOE) that will contractually be entitled to 100% of the net economic benefit of the venture.  The total value of all parties’ capital contributions is $40.5 million.  ChinaTel expects to recoup the value of its $20.5 million investment (9 million shares at $1.50 per share equals $13.5 million, plus $7 million value of the equipment contract) through redemption of preferred shares the Cayman parent company will issue.

For more information about ChinaTel, including a map showing the location of the fiber backbone, visit www.chinatelgroup.com.

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About China Tel Group, Inc.
China Tel Group, Inc. (ChinaTel), through its controlled subsidiaries, provides fixed telephony, conventional long distance, high-speed wireless broadband and telecommunications infrastructure engineering and construction services.  ChinaTel is presently building, operating and deploying networks in Asia and South America.  ChinaTel’s vision remains clear: (i) to acquire and operate wireless broadband networks in key markets throughout the world; (ii) to deliver a new world of communications; and (iii) and invest in building long-lasting relationships with customers and partners to lead the broadband industry in customer service and responsiveness. Our strategy is to build leading-edge IP-leveraged solutions advanced by our worldwide infrastructure and leadership in emerging markets.  www.ChinaTelGroup.com

Safe Harbor Statement
This press release contains forward-looking statements that involve risks and uncertainties.  Actual results, events and performances could vary materially from those contemplated by these forward-looking statements.  These statements involve known and unknown risks and uncertainties, which may cause the Company's actual results, expressed or implied, to differ materially from expected results.  These risks and uncertainties include, among other things, product demand and market competition.  You should independently investigate and fully understand all risks before making an investment decision.

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Contacts:

Media/Analyst Relations Kimberley Brown Core Insights 360 PR Public Relations 1-404-314-2900 kbrown@coreinsights360.com	Retail Investors Tim Matula ChinaTel Group, Inc. Investor Relations (Toll Free) 1-877-260-9170 investors@chinatelgroup.com